Exhibit 4.3

Conduent Incorporated

PERFORMANCE INCENTIVE PLAN

1. Purpose

The purpose of the Conduent Incorporated Performance Incentive Plan as set forth herein (the “Plan”) is to advance the interests of Conduent Incorporated (the “Company”) and to increase shareholder value by providing officers and employees of the Company, its subsidiaries and its Affiliates (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and with incentives for current or future service with the Company, its subsidiaries and Affiliates.

2. Effective Date and Term

The Plan shall be effective as of the effective date (the “Effective Date”) of the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission in connection with the distribution of its Common Stock by Xerox Corporation (the “Separation”), provided that the Plan shall have been adopted by the Company’s Board of Directors (the “Board”) and approved by the Company’s shareholder prior to the Separation. No awards or grants can be made after the tenth anniversary of the Effective Date or, if earlier, the date the Plan is terminated pursuant to Section 13.

3. Plan Administration

(a) The independent Compensation Committee of the Board, or such other independent committee as the Board shall determine, shall be responsible for administering the Plan (the “Compensation Committee”). To the extent specified by the Compensation Committee, it may delegate its administrative responsibilities to a subcommittee of the Compensation Committee (the Compensation Committee, such subcommittee, and any individual to whom powers are delegated pursuant to subsection (c), being hereinafter referred to as the “Committee”). The Committee shall be qualified, as determined by the Board, to administer the Plan as contemplated by (i) Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, (ii) Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and (iii) any rules and regulations of a stock exchange on which Common Stock (as defined in Section 5) of the Company is listed.

(b) The Committee shall have full and exclusive power to interpret, construe and implement the Plan and any rules, regulations, guidelines or agreements adopted hereunder and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers shall include, but not be limited to, (i) determination of the type or types of awards to be granted under the Plan; (ii) determination of the terms and conditions of any awards under the Plan; (iii) determination of whether, to what extent and under what circumstances awards may be settled, paid or exercised in cash, shares, other securities, or other awards, or other property, or cancelled, forfeited or suspended; (iv) adoption of such modifications, amendments, procedures, subplans and the like as are necessary to enable participants employed in other countries in which the Company may operate to receive advantages and benefits under the Plan consistent with the laws of such countries, and consistent with the rules of the Plan; (v) subject to the rights of participants, modification, change, amendment or cancellation of any award to correct an administrative error and (vi) taking any other action the Committee deems necessary or desirable for the administration of the Plan. All determinations, interpretations, and other decisions under or with respect to the Plan or any award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon the Company, any participant, any holder or beneficiary of any award under the Plan and any employee of the Company.

(c) Except for the power to amend the Plan as provided in Section 13 and except for determinations regarding employees who are subject to Section 16 of the 1934 Act or certain key employees who are, or may become, as determined by the Committee, subject to the Code Section 162(m) compensation deductibility limit (the “Covered Employees”), and except as may otherwise be required under applicable New York Stock Exchange rules, in each case as determined by the Board, the Committee may delegate any or all of its duties, powers and authority under the Plan pursuant to such conditions or limitations as the Committee may establish to any officer or officers of the Company.

4. Eligibility

Any employee of the Company shall be eligible to receive an award under the Plan. For purposes of this Section 4, “Company” shall include any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee (an “Affiliate”). If, prior to a Change in Control, a participant who is an employee or former employee of the Company is determined not to have satisfied any of the conditions set forth in the written or electronic agreement, contract or other instrument or document evidencing the award (which may, but need not, require execution or acknowledgment by a participant) (the applicable “Award Agreement”), the awards granted thereunder shall be cancelled as set forth in such Award Agreement. If, prior to a Change in Control, a participant who is an employee or former employee of the Company is determined to have engaged in detrimental activity against the Company, any awards granted to such employee or former employee on or after the Effective Date, whether or not Nonforfeitable as hereinafter defined, shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee. If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, the Company may recover any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), as provided in Section 7(f) hereof.

5. Shares of Stock Subject to the Plan

(a) A total number of 25,000,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) are available for issuance under the Plan (the “Plan Share Limit”), 25,000,000 of which shall be available for issuance pursuant to the exercise of incentive stock options (“ISOs”) awarded under the Plan (the “Plan ISO Limit”). The foregoing Plan Share Limit includes shares of Common Stock that are available for issuance with respect to awards previously granted under the Xerox Corporation 2004 Performance Incentive Plan, as amended and restated, the Affiliated Computer Services, Inc. 2007 Equity Incentive Plan, as amended and restated, or the Affiliated Computer Services, Inc. 1997 Stock Incentive Plan, as amended and restated, that are assumed or substituted under this Plan in connection with the Separation (“Assumed Xerox Awards”). Except as otherwise expressly provided by the Committee, the Assumed Xerox Awards shall be subject to the same terms and conditions as were in effect with respect to such awards as of immediately prior to the assumptions or substitution thereof in connection with the Separation.

(b) For purposes of the preceding paragraph, the following shall not be counted against the Plan Share Limit: (i) payment of awards settled in cash or in any form other than shares, (ii) payment in shares of dividends and dividend equivalents in conjunction with outstanding awards and (iii) any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company (“Substitute Awards”). In addition, any available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan and do not reduce the Plan Share Limit (subject to New York Stock Exchange listing requirements).

(c) Each share of Common Stock with respect to which a stock-settled award is granted under the Plan shall reduce the Plan Share Limit by one share.

(d) In determining shares available for issuance under the Plan, any awards granted under the Plan (including Assumed Xerox Awards) that are cancelled, are forfeited, or lapse shall become eligible again for issuance under the Plan. In addition shares withheld to pay taxes on any awards granted under the Plan (including Assumed Xerox Awards) pursuant to Section 14, but not sold, and shares tendered to exercise Stock Options (as defined in Section 7(b)) granted under the Plan (including Assumed Xerox Awards, as applicable), shall be treated as shares again eligible for issuance under the Plan.

(e) As of the Effective Date, the following limits will apply to awards of the specified type granted to any single participant during any single fiscal year, subject to Code Section 162(m) limitations, as applicable:

(i) Stock Options and Stock Appreciation Rights (“SARs”)(as defined in Section 7(c)): The maximum number of shares subject to such awards shall be 2,200,000 in the aggregate; provided, however that such limit shall be 3,300,000 shares in the fiscal year employment commences.

(ii) Restricted stock awards, restricted stock unit awards, performance-based Stock Awards and/or other Stock Awards (as defined in Section 7(d)): To the extent such awards are intended to comply with the performance-based exception under Code Section 162(m), the maximum number of shares that may be delivered under such awards, assuming a maximum payout, shall be 1,500,000 in the aggregate; provided, however that such limit shall be 2,250,000 shares in the fiscal year employment commences; and

(iii) Performance-based Cash Awards (as defined in Section 7(e)): To the extent such awards are intended to comply with the performance-based exception under Code Section 162(m), the maximum dollar amount payable, assuming a maximum payout, to any single participant (including dividend equivalents payable in cash based upon attainment of specific performance goals), shall be in the aggregate $15,000,000.

In applying the foregoing limits, (A) all awards of the specified type granted to the same participant in the same fiscal year will be aggregated and made subject to one limit; (B) the limits applicable to Stock Options and SARs refer to the number of shares subject to those awards.

(f) Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or of treasury shares and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in payment of awards under the Plan.

6. Adjustments and Reorganizations

(a) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares, other securities or other property), stock split, reverse stock split, split-up or spin-off, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the shares), the Committee shall adjust (i) the Plan Share Limit; (ii) the Plan ISO Limit; (iii) the annual individual limits set forth in Sections 5(e)(i) and 5(e)(ii), (iv) the number (or type) of shares (or other property) subject to awards of a specified type or to any individual under the Plan; (v) the price per share for any outstanding Stock Options, SARs and other awards under the Plan, and/or (vi) performance goals (in accordance with Section 24 hereof) and other terms and conditions, in each case as the Committee deems equitable or appropriate to preserve the rights of the holders of awards under the Plan.

(b) Except as otherwise provided in subsection 6(a) above, notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding Stock Options, SARs and other awards under the Plan or provide for other equitable adjustments after changes in the shares resulting from any merger, consolidation, sale of all or substantially all assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve the rights of the holders of awards under the Plan, subject to any accelerated vesting and/or exercisability as provided under Section 22 hereof.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 24 and the Repricing Prohibition, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events (including the transactions described in Sections 6(a) and 6(b) above or the occurrence of a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or in recognition of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law, whenever the Committee determines that such adjustments are appropriate or desirable, including by providing for a substitution or assumption of awards, adjusting performance goals (in accordance with Section 24 hereof) and other terms and conditions, accelerating the exercisability of, lapse of restrictions on, or termination of, awards, providing for a period of time for exercise prior to the occurrence of such event, permitting or requiring any outstanding unvested Stock Option or SAR to be exercised for restricted shares of Common Stock that are subject to the same vesting terms and conditions as such unvested Stock Option or SAR, providing for a cash payment to the holder of an award in consideration for the cancellation of such award, including, in the case of an outstanding Stock Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares subject to such Stock Option or SAR over the aggregate exercise price of such Stock Option or SAR award, and cancelling and terminating any Stock Option or SAR having a per-share exercise price equal to, or in excess of, the Fair Market Value of a share subject to such Stock Option or SAR, without any payment or consideration therefor.

(d) No adjustment or modification to any outstanding award pursuant to this Section 6 shall cause such award to be treated as the grant of a new stock right or a change in the form of payment of the existing stock right for purposes of Code Section 409A, as set forth in Treasury guidance, as determined by the Board.

7. Awards

(a) The Committee shall determine the type or types of award(s) to be made to each participant under the Plan and shall approve the terms and conditions governing such awards in accordance with Section 12. Awards may include but are not limited to those listed in this Section 7. Awards may be granted singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other employee or compensation plan of the Company, including the plan of any acquired entity. However, under no circumstances may Stock Option awards be made which provide by their terms for the automatic award of additional Stock Options upon the exercise of such awards, including, without limitation, “reload options”.

(b) A “Stock Option” is a grant of a right to purchase a specified number of shares of Common Stock during a specified period. The purchase price of each option shall be not less than 100% of Fair Market Value (as defined in Section 10) on the effective date of grant. A Stock Option may be exercised in whole or in installments, which may be cumulative. A Stock Option may be in the form of an ISO which complies with Code Section 422, and the regulations thereunder at the time of grant. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or such other method as provided by the Committee at the time of grant or as provided in the form of agreement approved in accordance herewith, including tendering (either constructively or by attestation) Common Stock, surrendering a Stock Award valued at market value at the time of surrender, surrendering a Cash Award, or any combination thereof. In no event shall the term of any Stock Option or SAR exceed a period of ten years from the date of its grant. Other than pursuant to Section 6, the Committee shall not without the approval of the Company’s shareholders (i) lower the exercise price per share of a Stock Option after it is granted, (ii) cancel a Stock Option when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another award (other than in connection with a Change in Control), or (iii) take any other action with respect to a Stock Option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange. The Company may not repurchase a Stock Option for value (in cash, substitutions, cash buyouts or otherwise) from a Stock Option-holder if the current Fair Market Value of the shares underlying the Stock Option is lower than the exercise price per share of the Stock Option. The foregoing two sentences are collectively referred to herein as the “Repricing Prohibition”.

(c) A “SAR” is a right to receive a payment, in cash and/or Common Stock, as determined by the Committee, equal to the excess of the market value of a specified number of shares of Common Stock at the time the SAR is exercised over the Fair Market Value on the effective date of grant of the SAR as set forth in the applicable Award Agreement. Notwithstanding any provision of the Plan to the contrary, the Repricing Prohibition described above shall also apply to SARs on the same basis as it does to Stock Options.

(d) A “Stock Award” is an award made in stock or denominated in units of stock. All or part of any Stock Award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance.

(e) A “Cash Award” may be any of the following:

(i) an annual incentive award in connection with which the Committee will establish specific performance periods (not to exceed twelve months) to provide cash awards for the purpose of motivating participants to achieve goals for the performance period. An annual incentive award shall specify the minimum, target and maximum amounts of awards for a performance period for a participant or any groups of participants; or

(ii) a long-term award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, and other measurement of individual, business unit or Company performance; or

(iii) Cash Awards under this Section 7(e) to any single Covered Employee that are intended to comply with the performance-based exception under Code Section 162(m), including dividend equivalents payable in cash based upon attainment of specific performance goals, that may not exceed the limits set forth in Section 5(e)(iii).

(f) The Committee shall have the discretion with respect to any award granted under the Plan to establish upon its grant conditions under which (i) the award may be later forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) gains realized by the grantee in connection with an award or an award’s exercise may be recovered; provided that such conditions and their consequences are clearly set forth in the applicable Award Agreement and fully comply with applicable laws, as determined by the Committee in its sole discretion. These conditions may include, without limitation, actions by the participant which constitute a conflict of interest with the Company, are prejudicial to the Company’s interests, or are in violation of any non-compete agreement or obligation, any confidentiality agreement or obligation, the Company’s applicable policies, its Code of Business Conduct and Ethics, or the participant’s terms and conditions of employment. Notwithstanding the foregoing, none of these conditions or the conditions in any Award Agreement shall, or shall be interpreted to, impair the participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, the Company may recover any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), including entitlement to shares, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, from executive officers or former executive officers. The Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.

8. Dividends and Dividend Equivalents

The Committee may provide that awards denominated in stock earn dividends or dividend equivalents. Such dividend equivalents may be paid currently in cash or shares of Common Stock or may be credited to an account established by the Committee under the Plan in the name of the participant. In addition, dividends or dividend equivalents paid on outstanding awards or issued shares may be credited to such account rather than paid currently. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents. Notwithstanding the above, no dividend equivalents will be paid on Stock Options, SARs or unearned performance-based shares.

9. Deferrals and Settlements

Payment of awards may be in the form of cash, stock, other awards, or in such combinations thereof as the Committee shall determine at the time of grant, and with such restrictions as it may impose. Except as provided in Section 25 herein, the Committee may also require or permit participants to elect to defer the issuance of shares or the payment of awards in cash under such rules and procedures as it may establish under the Plan, provided that such rules and procedures comply with the requirements of Code Section 409A, if applicable. It may also provide that deferred payments include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred payments denominated in shares.

10. Fair Market Value

Fair Market Value for all purposes under the Plan shall mean, as of the Effective Date, the closing price of Common Stock as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports for the relevant date, or if no sales of Common Stock were made on said exchange on that date, the closing price of Common Stock as reported in said composite transaction report for the preceding day on which sales of Common Stock were made on said exchange. Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.

11. Transferability and Exercisability

Except as otherwise provided in this Section 11, all awards under the Plan shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the participant other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction. Notwithstanding the preceding sentence, the Committee may provide that any award of ISOs may be transferable by the recipient to family members or family trusts established by the recipient. The Committee may also provide that, in the event that a participant terminates employment with the Company to assume a position with a governmental, charitable, educational or similar non-profit institution, a third party, including but not limited to a “blind” trust, may be authorized by the Committee to act on behalf of and for the benefit of the respective participant with respect to any outstanding awards. Except as otherwise provided in this Section 11, during the life of the participant, awards under the Plan shall be exercisable only by him or her except as otherwise determined by the Committee. In addition, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distributions under the Plan upon the death of the participant.

12. Award Agreements; Notification of Award

Awards under the Plan shall be evidenced by one or more Award Agreements approved by the Committee that set forth the terms and conditions of and limitations on an award. The Committee need not require the execution of any such agreement by a participant, in which case acceptance of the award by the respective participant will constitute agreement to the terms of the award. In the case of an annual incentive Cash Award, the participant shall receive notification of such award in such form as the Committee may determine and such notification shall constitute the applicable Award Agreement for purposes of the Plan.

13. Plan Amendment and Termination

The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with the following:

(a) The Compensation Committee may amend the Plan as it deems necessary or appropriate, except that no such amendment which would cause the Plan not to comply, as determined by the Board, with the requirements of (i) Code Section 162(m) with respect to awards intended to comply with the performance-based exception under Code Section 162(m) and (ii) the Code with respect to ISOs, in each case as in effect at the time of such amendment shall be made without the approval of the Company’s shareholders. No such amendment shall adversely affect any outstanding awards under the Plan, as determined by the Board, without the consent of the holders thereof.

(b) Notwithstanding the foregoing, an amendment that constitutes a “material revision”, as defined by the rules of the New York Stock Exchange, as determined by the Board, shall be submitted to the Company’s shareholders for approval. In addition, any revision that deletes or limits the scope of the provision in Section 7 prohibiting repricing of options and SARs without shareholder approval, as determined by the Board, will be considered a material revision.

(c) The Board may terminate the Plan at any time. Upon termination of the Plan, no future awards may be granted, but previously-made awards shall remain outstanding in accordance with their applicable terms and conditions, and the terms of the Plan.

14. Tax Withholding

The Company shall have the right to deduct from any payment of an award made under the Plan, including the delivery or vesting of shares, an amount sufficient to cover withholding required by law for any foreign, federal, state or local taxes or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at the Fair Market Value as of the payment date of the applicable award.

Regardless of any action the Company or employee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to employee’s participation in the Plan and legally applicable to employee (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of awards under the Plan, including, but not limited to, the making of awards, the issuance of shares of Common Stock in respect of awards, subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the awards to reduce or eliminate employee’s liability for Tax-Related Items or achieve any particular tax result. The Company and/or the Employer, or their respective agents, at their discretion, are authorized to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from employee’s wages or other cash compensation paid to employee by the Company and/or the Employer; or (2) withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the awards through option exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on employee’s behalf pursuant to this authorization); or (3) withholding in shares of Common Stock to be issued upon vesting/settlement of the awards and option exercises.

Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if employee fails to comply with employee’s obligations in connection with the Tax-Related Items.

15. Other Company Benefit and Compensation Programs

Unless otherwise determined by the Committee, payments of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country.

16. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

17. Future Rights

No person shall have any claim or right to be granted an award under the Plan, and no participant shall have any right by reason of the grant of any award under the Plan to continued employment by the Company or any subsidiary of the Company. The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time. Awards hereunder are voluntary and occasional and do not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past. All decisions with respect to future awards under the Plan, if any, will be at the sole discretion of the Committee. There is no obligation for uniformity of treatment of participants or holders or beneficiaries of awards. The terms and conditions of awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each participant and may be made selectively among participants, whether or not such participants are similarly situated.

18. General Restriction

Each award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of any award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such award or the exercise payment thereof, such award may not be granted, exercised or paid in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

19. Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the state of New York and applicable Federal law.

Grants provided hereunder are made and/or administered in the United States. Any litigation that arises under the Plan shall be conducted in a state or Federal court of competent jurisdiction sitting in the state of New York.

20. Successors and Assigns

The Plan shall be binding on all successors and permitted assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of such participant’s creditors.

21. Rights as a Shareholder

A participant shall have no rights as a shareholder until he or she becomes the holder of record of Common Stock.

22. Change in Control

Notwithstanding anything to the contrary in the Plan, the following shall apply to all awards granted and outstanding under the Plan, unless otherwise provided in the applicable Award Agreement, and in each case in accordance with Code Section 409A as determined by the Committee in its sole discretion:

(a) Definitions. Unless otherwise defined by the Committee and set forth in the applicable Award Agreement at the time of the grant, the following definitions shall apply to this Section 22:

(i) A “Change in Control” shall be deemed to have occurred if:

(aa) any “Person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(bb) at any time during a period of two consecutive years, the following individuals (referred to herein as the “Incumbent Board”) cease for any reason to constitute a majority of the directors then serving: (1) individuals who, as of the beginning of such two year period, constitute the Board, and (2) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period or whose appointment, election or nomination for election was previously so approved or recommended;

(cc) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company who were members of the Incumbent Board immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or

(dd) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale. For purposes of this definition of Change in Control, Person shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section 13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) any person who becomes a beneficial owner in connection with a transaction described in clause (cc) above, (5) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (6) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in this clause (6) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

(ii) “CIC Price” shall mean either (1) the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which a Change in Control shall have occurred, or (2) if the Change in Control occurs without such a transaction or series of transactions, the closing price for a share of Common Stock on the date immediately preceding the date upon which the event constituting a Change in Control shall have occurred as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports.

(iii) An award is “Nonforfeitable” in whole or in part to the extent that, under the terms of the Plan or the applicable Award Agreement, (aa) the award is vested in whole or part, or (bb) an entitlement to present or future payment of such award in whole or part has otherwise arisen.

(iv) A “Key Employee” is identified in the following manner: There shall be identified every employee who, at any time during a 12-month period ending December 31, is one of the 50 highest paid officers of the Company (or any member of its controlled group, as defined by Code Section 414(b)) having compensation in excess of the amount specified in Code Section 416(i)(1)(A) as indexed by Treasury guidance. Every individual so identified for any period ending December 31 is a Key Employee for the 12-month period beginning on the first April 1 following such December 31, and ending on the next March 31.

(v) A “Section 409A-Conforming Change in Control” is a Change in Control that conforms to the definition under Code Section 409A of a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such definition is set forth in Treasury guidance.

(vi) A “Termination for Good Reason” by a participant shall mean the termination of employment of a participant within two years of the occurrence of any of the following circumstances, provided that (1) such circumstance occurs without the participant’s express written consent after a Change in Control, and (2) the participant gives the Company notice of the occurrence of the offending circumstance(s) within 90 days of the first occurrence of the circumstance(s), and the Company fails to cure the circumstance(s) within 30 days of receipt of this notice (or the Company notifies participant in writing prior to the expiration of such 30-day period that the circumstance(s) will not be cured):

(aa) The material diminution of the participant’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control;

(bb) Any of the following: (1) A material reduction in a participant’s annual base salary and/or annual target bonus, (2) a failure by the Company to increase a participant’s annual base salary following a Change in Control at such periodic intervals not materially inconsistent with the Company’s practice prior thereto by at least a percentage equal to the average of the percentage increases in a participant’s base salary for the three merit pay periods immediately preceding such Change in Control, or (3) the failure to increase a participant’s salary as the same may be increased from time to time for similarly situated individuals, except that this clause (bb) shall not apply to across-the-board salary reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any person in control of the Company;

(cc) The Company’s requiring a participant to be based anywhere other than in the metropolitan area in which a participant was based immediately before the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with a participant’s present business travel obligations), provided that such required relocation constitutes a material change in the geographic location at which the participant is required to perform the services;

(dd) The failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which a participant participates immediately before the Change in Control, (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue a participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of a participant’s participation relative to other participants, than existed at the time of the Change in Control;

(ee) The failure of the Company to obtain a satisfactory agreement from any successor to assume responsibility to perform under this Plan; or

A termination by a participant of employment shall not fail to be a Termination for Good Reason merely because of a participant’s incapacity due to physical or mental illness, or because a participant’s employment continued after the occurrence of any of the events listed in this subsection. For the avoidance of doubt, a Termination for Good Reason by a participant shall not mean the Company’s reasonable accommodation or modification of a participant’s authority, duties, or responsibilities because of such participant’s disability.

(b) Acceleration of Nonforfeitability of SARs, Stock Awards, Cash Awards, and Dividends and Dividend Equivalents.

All SARs, Stock Awards, Stock Options, Cash Awards, dividends and dividend equivalents outstanding at the time of a Change in Control shall become 100% Nonforfeitable with respect to a participant upon a Termination for Good Reason or an involuntary termination of employment (other than a termination For Cause, as defined in the Award Agreement, according to a determination made before the Change in Control) that occurs after a Change in Control.

(c) Payment Schedule. In accordance with the uniform payment rule set forth in subsection (c) of Section 25 hereof, awards other than Stock Options and SARs shall be paid as follows:

(i) Following a Change In Control that is not a Section 409A-Conforming Change in Control, awards (to the extent Nonforfeitable) shall be paid on the Vesting Date specified in the award summary, and

(ii) Following a Section 409A-Conforming Change in Control, awards (to the extent Nonforfeitable) shall be paid on the Vesting Date specified in the award summary or, if earlier, upon a termination of employment that occurs within two years of such 409A-Conforming Change in Control (or, in the case of a Key Employee, the date that is 6 months after such termination).

(iii) If a participant has made a valid election under Code Section 409A to defer payment beyond the Vesting Date specified in the award summary, such award shall be paid pursuant to clauses (i) and (ii) by substituting the date so elected for the Vesting Date specified in the award summary.

(d) Cancellation. Upon payment under this Section, such awards shall be cancelled.

(e) Discretionary Awards. Upon or in anticipation of the occurrence of a Change in Control, the Committee may grant additional awards (e.g., above-target awards for performance-based Stock Awards) at its sole discretion. Any such discretionary grants shall be paid on the date specified by the terms of such grant.

(f) In the case of awards other than Stock Options and SARs (and any restricted shares of Common Stock obtained upon an early exercise of an unvested Stock Option or SAR), the payment described in Section 22(c) shall be paid in cash in an amount determined by multiplying the number of such awards, as the case may be, by: (i) in the case of Stock Awards, the CIC Price; (ii) in the case of Cash Awards where the award period, if any, has not been completed upon the occurrence of a Change in Control, the pro-rata target value of such awards or such higher amount as determined by the Committee, without regard to the performance criteria, if any, applicable to such award; and (iii) in the case of Cash Awards where the award period, if any, has been completed on or prior to the occurrence of a Change in Control: (aa) where the Cash Award is payable in cash, the value of such award as determined in accordance with the Award Agreement, and (bb) where the Cash Award is payable in shares of Common Stock, the CIC Price.

(g) Notwithstanding the foregoing, any Stock Award held by an officer or director subject to Section 16 of the 1934 Act which have been outstanding less than six months (or such other period as may be required by the 1934 Act) upon the occurrence of an event constituting a Change in Control shall not be paid in cash until the expiration of such period, if any, as shall be required pursuant to such Section, and the amount to be paid shall be determined by multiplying the number Stock Awards, as the case may be, by the CIC Price determined as though the event constituting the Change in Control had occurred on the first day following the end of such period.

23. Certain Provisions Applicable to Awards to Covered Employees

Performance-based awards made to Covered Employees that are intended to comply with the performance-based exception under Code Section 162(m) shall be made by the Committee within the time period required under Section 162(m) for the establishment of performance goals and shall specify, among other things, the performance period(s) for such award, the performance criteria and the performance targets. The performance criteria shall be any one or more of the following as determined by the Committee and may differ as to type of award or as to any participant and from one performance period to another: earnings per share; cash flow; cost reduction; days sales outstanding; cash conversion cycle; cash management (including, without limitation, accounts receivable, inventory and/or capital expenditures); total shareholder return; return on shareholders’ equity; return on invested capital; economic value added measures; return on assets; pre-or post-currency revenue; pre-or post-currency performance profit; profit before tax; profit after tax; operating profit; operating margin; stock price; return on sales; earnings before interest, taxes, depreciation and/or amortization (“EBITDA”); EBITDA margin; and earnings after interest, taxes, depreciation and/or amortization. Any performance measure may be used to measure the performance of the Company as a whole or any subsidiary, division, segment or other business unit thereof or any combination of the foregoing and/or based on a relative measure compared to the performance of a group of other or comparable companies, a published or special index, or other external measure, or any combination of the foregoing of this paragraph, as the Committee in its sole discretion may determine. When establishing performance goals or targets, or determining the achievement thereof, the Committee is authorized to exclude or otherwise adjust for any specific circumstance, item, or event applicable to a performance period as the Committee in its discretion specifically determines, consistent with Section 162(m) of the Code (including, but not limited to, in the event of, or in anticipation of, any unusual, infrequent or nonrecurring corporate item, transaction, event or development, or any other unusual, infrequent or nonrecurring event, affecting the Company or any of its Affiliates, subsidiaries, divisions or operating units or the financial statements thereof, or any changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions). Payment or vesting of awards to Covered Employees shall be contingent upon satisfaction of the performance criteria and targets as certified by the Committee by resolution of the Committee. To the extent provided at the time of an award, the Committee may in its sole discretion reduce any award to any amount, including zero. Any performance-based awards made pursuant to this Section 23 may include annual incentive awards and long-term awards.

24. Section 409A Compliance

(a) No Taxation Under Code Section 409A. It is intended that no awards under the Plan shall cause any amount to be taxable under Code Section 409A with respect to any individual. All provisions of this Plan and of any agreement, award or award summary thereunder shall be construed in a manner consistent with this intent. Any provision of and amendment to this Plan, or of any agreement, award or award summary thereunder, that would cause any amount to be taxable under Section 409A of the Internal Revenue Code with respect to any individual is void and without effect. Any election by any participant, and any administrative action by the Committee that would cause any amount to be taxable under Section 409A of the Code with respect to any individual is void and without effect under the Plan.

(b) Election Rule. A participant may elect to defer awards under the Plan only if the election is made not later than December 31 of the year preceding the year in which the award is granted, except to the extent otherwise permitted by Section 409A and Treasury guidance thereunder (where such exceptions include but are not limited to initial deferral elections with respect to Nonforfeitable rights, deferral elections in the first year in which an employee becomes eligible to participate, and deferral elections with respect to performance-based compensation).

(c) Uniform Payment Rule

(i) All awards (other than any awards the Committee determines do not constitute deferred compensation for purposes of Code Section 409A) shall be paid on the date that is the earlier of (1) or (2) below, where

(1) is a termination of employment no later than two years after the occurrence of a Section 409A-Conforming Change in Control (or, in the case of a Key Employee, the date that is 6 months after such termination); and

(2) is the Vesting Date specified in the award summary.

(ii) If a participant has made a valid election under Code Section 409A to defer payment beyond the Vesting Date specified in the award summary, such award shall be settled pursuant to clause (i) by substituting the date so elected for the Vesting Date specified in the award summary.

(iii) Payment pursuant to the death or disability of a participant is governed by the Award Agreement.

(d) Accelerations. In the case of an award that is deferred compensation for purposes of Code Section 409A, acceleration of payment is not permitted, except that, if permitted by the Committee, acceleration of payment is permitted in order to (i) allow the participant to comply with a certificate of divestiture (within the meaning of Code Section 1043); (ii) pay payroll and withholding taxes with respect to amounts deferred, to the extent permitted by Treasury guidance; or (iii) effect any other purpose that is a permitted Code Section 409A acceleration event under Treasury guidance.

(e) Permitted Payment Delays. At the Committee’s sole discretion, payment of awards may be delayed beyond the date specified in subsection (c) under the following circumstance. The Committee reserves the right to amend an award granted on or after the Effective Date if the Committee determines that the deduction for such payment would be limited by Code Section 162(m), except that such payment will be made on the earliest date on which the Committee determines that such limitation no longer exists.

25. Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the award, such provision shall be construed or deemed stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

26. Limitation of Actions. Any action brought in state or federal court (other than an alleged breach of fiduciary duty action under the Employee Retirement Income Security Act of 1974 (“ERISA”) which shall be governed by the terms of ERISA Section 413, if applicable) must be commenced within one year after the cause of action accrues. This one-year limitation period includes, but is not limited to, any action for alleged: wrongful denial of Plan benefits, and any wrongful interference, modification, or termination of Plan benefits, rights, or features.

IN WITNESS WHEREOF, the Company has caused this Plan to be signed as of the 15th day of December, 2016, effective as of the Effective Date, and dates set forth herein.

Conduent Incorporated

By:	Douglas H. Marshall

Sole Director